Exhibit 99.6

November 29, 2022

Board of Directors

Ayala Pharmaceuticals

Oppenheimer 4, Rehovot

7670104 Israel

Re:	Registration Statement on Form S-4 of Ayala Pharmaceuticals (the “Company”) Filed on the Date Herewith (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated October 16, 2022 with respect to the fairness from a financial point of view to Ayala Pharmaceuticals (the “Company”) of the Exchange Ratio (as defined in the opinion letter) pursuant to the Agreement and Plan of Merger, dated as of October 18, 2022, between the Company, Advaxis, Inc., and Doe Merger Sub, Inc.

The foregoing opinion letter was provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-mentioned version of the Registration Statement.

In that regard, we hereby consent to the inclusion of the foregoing opinion in the Proxy Statement/Prospectus included in the above-mentioned version of the Registration Statement appearing as Annex B to such Registration Statement and to the references to such opinion and our name in such Proxy Statement/Prospectus. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned version of Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.

In giving this consent, we do not hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

TORREYA CAPITAL, LLC

By:	/s/ Tom Babich
Name:	Tom Babich
Title:	President & CEO